FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 6% INCREASE IN THIRD QUARTER SALES FROM ONGOING BRANDS

Reaffirms 2014 Guidance

New York, New York, October 22, 2014: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended September 30, 2014, net sales of the Company’s ongoing brands (excluding Burberry brand sales) increased 6.0% to $134.2 million, as compared to $126.6 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated third quarter net sales from ongoing brands increased 5.1%. Inter Parfums plans to issue results for the 2014 third quarter on or about November 10, 2014.

Ongoing Brand Sales:

	Three months ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
	($ in millions)

European-based product sales	$103.4	$97.8	5.7%	$300.4	$255.4	17.6%
United States-based product sales	30.8	28.8	6.9%	73.7	72.2	2.2%
	$134.2	$126.6	6.0%	$374.1	$327.6	14.2%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, “Once again, new fragrance introductions helped drive sales of our three largest brands. Jimmy Choo sales rose 23% due in part to the successful launch of Jimmy Choo Man and the continued popularity of the brand’s signature scent. Montblanc brand sales were up 10% with the spring launch of the new men’s line, Emblem, along with steady gains from the brand’s Legend fragrances. Lanvin sales increased 9% with the rollout of Lanvin Me L’Eau and the continued strong performance by Éclat d’Arpège. The introduction of our first Karl Lagerfeld fragrances for men and women over the summer also contributed to top line growth, adding $3.7 million in incremental third quarter sales. S.T. Dupont brand sales improved 49%, albeit off of a relatively small base, spurred by the recent introductions of the So Dupont and the Paris Saint Germain lines. Comparable quarter sales of certain smaller brands including Van Cleef & Arpels, Boucheron, Repetto and Paul Smith were down due in most cases to new product launches that took place in last year’s third quarter.”

Mr. Madar further noted, “Our U.S.-based operations performed well during the third quarter, posting a 7% increase in sales. Agent Provocateur was a contributor to this growth, with the spring launches of Fatale and Fatale Pink in international markets followed by an exclusive U.S. launch at Saks Fifth Avenue. Alfred Dunhill brand sales also improved on sales of its legacy fragrances along with Desire Black, which launched in the spring. Additionally, the incremental contribution of Oscar de la Renta fragrances helped to lift sales in the third quarter.”

2014 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “Based upon our year-to-date performance, our expectations for the fourth quarter, and despite the recent strength of the U.S. dollar versus the Euro, we are reaffirming our 2014 guidance of $495 million in sales which represents nearly 15% growth of our ongoing brands. Our expectations for net income attributable to Inter Parfums, Inc. remain in the range of $0.93 to $0.95 per diluted share. Our guidance assumes the dollar remains at current levels. In mid-November 2014, we will release our initial guidance for 2015, which will factor in the many launches scheduled for the coming year. These include Montblanc, Lanvin, Boucheron, Van Cleef & Arpels and Balmain for European-based operations, plus new product launches for the Shanghai Tang and Oscar de la Renta brands, along with the broader rollout of the new Dunhill scent, Icon, for U.S.-based operations in the coming year.”

Inter Parfums, Inc. News Release	Page 2

October 22, 2014

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, and bebe. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2013 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors, because it provides readers with more complete disclosure and facilitates a more accurate comparison of current results to historic results.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com